Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE (“AGREEMENT”)

In return for the mutual promises in this Agreement, FalconStor Software, Inc. (the “Company”), 2 Huntington Quadrangle, Melville, NY 11747, its predecessor companies, and its and their respective stockholders, affiliates, subsidiaries, divisions, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Louis Petrucelly, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “You”), agree as follows:

1.          Purpose. This is a Separation Agreement between Company and You and a General Release of claims against Employer, by You.

2.          Time to Return and Legal Review. You understand and agree that You have until September 20, 2016 to sign and return this Agreement. You are advised to consult with an attorney, at your own expense, before signing. By signing, You acknowledge that Company has advised You to consult with an attorney before signing, at your own expense, and that You have had enough time to do so. You further understand that if You do not sign and return this Agreement by September 20, 2016, Company shall have no obligation to make any payments or provide any benefits to You under this Agreement.

3.          Revocation. You may revoke (cancel) this Agreement for a period of seven (7) calendar days after the day You sign this Agreement. Any revocation within this period must be submitted, in writing, to Jason Pitre, Company’s Director of Human Resources, and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered to Jason Pitre or a person he designates, or mailed to Jason Pitre and received within seven (7) calendar days of your signing of this Agreement and General Release. This Agreement shall not become effective or enforceable until the revocation period has expired without revocation by You. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.          Resignation. Effective September 15, 2016, You voluntarily resign from all positions, whether as an employee, as an officer, or as a director, at the Company and any of its direct and indirect subsidiaries effective on the date you sign and return this Agreement. Both You and the Company agree that in response to inquiries regarding your departure from the Company both You and the Employer will state that You voluntarily resigned to pursue other opportunities and that You will continue to serve as a consultant to the Company.

5.          Duty of Confidentiality. You expressly agree and confirm that You will comply with all of the terms and provisions of the Confidentiality, Proprietary Information and Invention Agreement between You and the Company (the “Confidentiality Agreement”). A copy will be provided to You upon request.

6.          Return of Company Property; Expenses. You represent and warrant that, You have returned to Company all property belonging to Company, including but not limited to keycard, master and office keys, computer equipment, files, records, computer access codes, cell phones, beepers, personal digital assistants (such as BlackBerry or iPhone), memoranda, letters, files, computer software, business plans, instruction manuals and any other property whether furnished to You by the Company or which You have prepared or helped to prepare in conjunction with Your employment with Company. You further agree to return to Company any such property You find in Your possession after the date You sign and deliver this Agreement to Company. You will submit a final expense report by September 15, 2016.

7.           Nondisparagement and References. You understand and agree that You will not disparage Company or any other “Released Party” (as defined in Paragraph 13) or encourage or induce others to disparage Company or any other Released Party. If the Company receives an inquiry regarding You from a prospective employer, the Employer agrees to confirm the positions You held, the dates You were employed by the Company, and that You resigned to pursue other opportunities and that You continue to serve as a consultant to the Company. Nothing in this Agreement shall be construed to prevent You, the Company or any Released Party from providing truthful and accurate testimony in any civil, criminal or regulatory proceeding. Subject to your obligations under the Confidentiality Agreement, nothing in this Agreement shall be construed to prevent You from providing factual information to a prospective employer that you resigned to pursue other opportunities.

8.           Consideration.

a.	In consideration for (i) Your signing and returning this Agreement, (ii) Your meeting with the Company’s President and Chief Executive Officer at a mutually agreeable time within seven (7) days of the signing of this Agreement to provide the Company , to the best of your recollection, with a summary of matters that you have been primarily responsible for or have been involved with, and (iii) Your performance of the obligations under this Agreement, the Company agrees to pay You the consulting fee set forth in Section 9 hereof and unused vacation time of $5,288.46 (minus applicable withholdings and deductions). This vacation time will be paid to You in a lump sum within fifteen (15) days following the effective date of this Agreement. All restricted stock granted to you that has not vested, shall not vest and shall terminate on the date you sign and return this Agreement. All stock options previously granted to You will be governed by the terms of any option agreement between You and the Company and the Company’s Amended and Restated 2006 Incentive Stock Plan.
b.	In consideration for (i) Your signing and returning this Agreement, (ii) Your meeting with the Company’s President and Chief Executive Officer at a mutually agreeable time within seven (7) days of the signing of this Agreement to provide the Company, to the best of your recollection, with a summary of matters that you have been primarily responsible for or have been involved with, including but not limited to customer agreements, insurance policies, corporate record keeping, and in-progress work product that needs to be finalized, and (iii) Your performance of the obligations under this Agreement, the Company shall reimburse You for the employer’s portion of the premium associated with COBRA coverage until the earlier of (i) December 31, 2016 or (ii) the first date on which You become eligible for coverage under another group health insurance plan, provided You timely elect and are eligible for COBRA coverage. Reimbursement shall be made on a month by month basis within three (3) days of the due date for Your payment.

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9.          Consulting Services. You agree to continue and make yourself reasonably available to assist the Company with the transition and activities and responsibilities of the position by providing consulting services to the Company at the Company’s reasonable request commencing September 16, 2016 until December 31, 2016 (the “Consulting Period”) . In exchange for the provision of such consulting services, the Company shall pay to You a monthly consulting fee of $10,000 which will be prorated for September 2016. The Company will pay You for consulting services and will reimburse You for previously approved expenses within thirty (30) days of receipt of Your invoice, provided You have furnished such documentation for expenses as the Company reasonably requested. Consulting services shall be provided at times reasonably convenient to You. Consulting services not used by the Company in any month shall not be rolled forward to any other month. The consulting services shall consist of the provision of factual information by You to the Company. Your relationship with the Company pursuant to this paragraph will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. As a consultant, You shall not be entitled to receive any employment benefits offered to employees of the Company. You are not the employee, agent or co-venturer of the Company and You are not authorized to make any representation, contract, or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by Company. You will be solely responsible for and will file, on a timely basis, all tax returns and payments required to be filed with or made to any federal, state or local authority with respect to Your performance of services and receipt of fees under this Agreement.

10.        Disclosure of this Agreement. You acknowledge that You understand that the Company is required to file this Agreement with the SEC. That filing shall be in the form of the Form 8-K which shall state that You resigned to pursue other opportunities and that You continue to serve as a consultant to the Company.

11.        Nonadmission. You and Company each understand and agree that neither the signing of this Agreement nor the payment of any money or benefits constitutes an admission by Company, or any other Released Party of any wrongdoing. Company and each other Released Party expressly denies any liability or violation of law.

12.        Non-Competition. As further consideration for the benefits described in Paragraphs 8 and 9, You agree that You shall not, at any time during the Consulting Period, provide any work, labor, services, or assistance (on a compensated or uncompensated basis) to any person or entity that provides, or is planning to provide, any goods or services that compete in any way with any of the goods and/or services currently provided (or planned to be provided) by the Company (a “Competitor”). Notwithstanding the foregoing, the parties agree that You may elect to provide work, labor, services, or assistance to a Competitor during the Consulting Period and in that event, the Company’s sole remedy shall be to cease making the consulting payments described in Paragraph 9.

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GENERAL RELEASE OF ALL CLAIMS

13.        Release of Company and other Released Parties. In consideration of (in return for) the benefits from Company as outlined in Paragraphs 8 and 9, You hereby irrevocably and unconditionally release, waive and forever discharge Company, its affiliates, parents, successors, predecessors, subsidiaries, assigns, stockholders, directors, officers, employees, representatives, agents, and attorneys (collectively, the “Released Parties”), from any and all claims, agreements, causes of action, demands, or liabilities of any nature whatsoever, including under the Company’s Amended and Restated 2005 Key Executive Severance Protection Plan or the Company’s Management Incentive Plan for fiscal 2016 or any quarterly period in fiscal 2016 (collectively referred to as “Claims”) arising, occurring or existing at any time prior to the signing of this Agreement or arising out of any facts or circumstances that occurred or existed at any time prior to the signing of this Agreement, whether known or unknown, except as to all claims that cannot be released under applicable law (including Claims of discrimination arising under federal law filed with or through a federal agency) or Claims related to the validity of this Agreement.

Examples of Claims Released. You understand that this release is intended to and does waive:

a.	Your ability to file a lawsuit against the Company for any and all Claims arising from or relating to Your employment with Company and/or the termination of Your employment with Company. This includes, but is not limited to, any and all claims for breach of Company’s or its predecessor’s policies, rules, regulations, or handbooks or for breach of expressed or implied contracts or expressed or implied covenants of good faith, and any and all claims for promissory estoppel, wrongful discharge, defamation, invasion of privacy, violation of public policy, retaliation, mental distress or any other personal injury; any and all claims for back pay, front pay, or for any kind of compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses of any kind whatsoever.
b.	Any and all claims arising under the Family Medical Leave Act, as amended, that were available on or prior to the date You sign this Agreement, whether known or unknown.
c.	Any and all claims arising under the Age Discrimination in Employment Act, as amended, that were available on or prior to the date You sign this Agreement, whether known or unknown.
d.	Any and all other claims of any kind whatsoever that You had or may have against Company or any other Released Party at the time You sign this Release, whether known or unknown. This includes, but is not limited to, any and all rights or claims of any kind that You may have against Company or any other Released Party arising, existing or occurring (or that arise out of any facts or circumstances that occurred or existed) before You became an employee and/or during any period of time You acted as a consultant to Company.
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e.	Any and all claims for payment for vacation pay.

This provides examples of the Claims that are waived and is not a complete listing of waived claims.

Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent You from being indemnified as an officer of the Company pursuant to the Company’s Amended and Restated By-Laws or the General Corporation Law of the State of Delaware or from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law. Nevertheless, You understand and agree that You are waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in this Paragraph 13, including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this agreement.

14.        No Claims Exist. You confirm that You have not filed, caused to be filed, or are a party to, any claim, charge, complaint, or action against any Released Party in any court. In the event that any such claim, charge, complaint, or action is filed in any court and You obtain a judgment, it is the intent of You and Company parties that all payments made to You under this Agreement shall be offset against (the amount will be deducted from) any judgment You obtain. You further confirm that You have no known workplace injuries. In addition, You agree that it is the Company’s policy to comply with all applicable laws and regulations, including its own policies. You are not aware of any violations of any such applicable laws or Company policies by the Company or anyone associated with the Company.

You agree that you shall not, at any time in the future, encourage any current or former Company employee, or any other person or entity, to file any legal or administrative claim of any type or nature against the Company or any of its directors, officers, or employees. You further agree that you shall not, at any time in the future, assist in any manner any current or former Company employee, or any other person or entity, in the pursuit or prosecution of any legal or administrative claim of any type or nature against the Company or any of its officers or employees, unless pursuant to a duly-issued subpoena or other compulsory legal process.

15.        No Claims Exist. The Company confirms that it has not filed, caused to be filed, or are a party to, any claim, charge, complaint, or action against You in any court.

16.        COBRA Rights. Your regular coverage under Company’s medical and dental plans ends on September 30, 2016. You become eligible to receive health care continuation coverage under the respective plans under COBRA and under applicable laws the day after the regular coverage under the respective plans ends. If You timely elect health care continuation coverage under COBRA in accordance with Section 4980B of the Code, You shall be entitled to receive COBRA continuation coverage for eighteen (18) months at Your own expense, other than as set forth in Paragraph 8, and in accordance with the provisions of COBRA, which provisions are more fully explained in the COBRA information provided to You by the Company. However, You will no longer be eligible for any continuation coverage under COBRA if Your eligibility for continuation coverage ceases pursuant to the provisions of COBRA.

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17.        No Entitlement to Severance. You acknowledge that the compensation You are receiving is being received solely in exchange for Your promises in this Agreement. You understand that severance pay is not ordinarily available under Company’s policy to employees whose employment relationship ends. You further acknowledge that You have been paid all wages and provided all benefits (including, but not limited to, base salary, bonuses, and paid time off/vacation).

18.        Cooperation. You shall assist in the orderly transition of all current projects and assignments. You will sign (and, as necessary, at the Company’s expense, have notarized) all documents as reasonably requested by the Company, including all documents relating to resignation from executive or director positions with the Company’s subsidiaries.

You shall cooperate fully with Company and with Company’s counsel in connection with any present or future, actual or threatened, litigation or administrative proceeding involving Company or any predecessor of Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Your employment by Company or any predecessor to Company. This cooperation by You shall include, but not be limited to (i) being reasonably available for interviews and discussions with Company’s counsel as well as for depositions and trial testimony; (ii) if depositions or trial testimony are to occur, being reasonably available and cooperating in the preparation therefore as and to the extent that Company’s or other party’s counsel reasonably requests; (iii) refraining from impeding in any way Company’s prosecution or defense of such litigation or administrative proceeding; and (iv) cooperating fully in the development and presentation of prosecution or defense of such litigation or administrative proceeding.

You will be reimbursed by Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation.

19.        Governing Law. This Agreement shall be governed by the laws of the State of New York except to the extent preempted by Federal law.

20.        Venue. Both You and the Company hereby irrevocably waive any objection that they now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the United States District Court for the Eastern District of New York, or any New York state court, and any objection on the ground that any such action or proceeding in either of such Courts has been brought in an inconvenient forum. This means that if Company sues you for violating this Agreement, Company may do so in a state or federal court located in New York, including Suffolk County.

21.        Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, YOU AND THE COMPANY IRREVOCABLY WAIVE YOUR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. This means that only a judge, not a jury, will decide any lawsuit.

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22.        Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties in a document that specifically refers to this Agreement.

23.        Severability. Each provision of this Agreement is severable from the entire Agreement. In the event that any provision is declared invalid or unenforceable, that provision shall be amended if possible to be enforceable, but in any event, the remaining provisions of this Agreement shall remain in effect.

24.       Entire Agreement. You and the Company agree that: (a) this Agreement contains the entire agreement between the Released Parties, the Company and You; and (b) that neither Company, any other Released Party, nor You has made any other representations except those set forth in this Agreement to induce the other parties to agree to this Agreement.

YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THAT YOU HAVE BEEN GIVEN AN OPPORTUNITY TO HAVE ANY PARAGRAPHS EXPLAINED, AND THAT YOU UNDERSTAND EACH PARAGRAPH OF THE AGREEMENT.

YOU HAVE BEEN ADVISED THAT YOU HAVE TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND YOU HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO SIGN THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH IN THIS AGREEMENT, AND TO RECEIVE THE AMOUNTS SET FORTH IN PARAGRAPH “8” ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AS OF THE DATE OF SIGNING AGAINST THE COMPANY OTHER THAN SET FORTH IN PARAGRAPH 13 ABOVE.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

	NAME		FalconStor Software, Inc.
By:	/s/ Louis Petrucelly	By:	/s/ Gary Quinn
	Louis Petrucelly		Gary Quinn President and Chief Executive Officer
Date:	August 30, 2016	Date:	August 30, 2016

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